Exhibit 99.1

P&F INDUSTRIES, INC. TO BE ACQUIRED BY SHOREVIEW INDUSTRIES FOR $13.00 PER SHARE

MELVILLE, N.Y., October 13, 2023 - P&F Industries, Inc. (“P&F” or the “Company”) (NASDAQ: PFIN) today announced that it has entered into a definitive agreement to be acquired by ShoreView Industries (“ShoreView”) in an all-cash transaction for $13.00 per share. The purchase price represents an approximately 97% premium to the closing stock price of the Company’s stock on October 12, 2023, the last trading day prior to announcing the transaction.

“We are pleased to reach this agreement with ShoreView, which provides significant premium cash value to our shareholders,” said Richard Horowitz, Chairman of the Board, Chief Executive Officer and President. “Following comprehensive outreach to potential parties, our Board determined that ShoreView is the right partner for P&F that brings deep knowledge within the manufacturing industry. As a private company, the Company will have additional financial and operational flexibility to pursue our strategy to better serve customers across our markets.”

Tom D’Ovidio, Partner at ShoreView, said, “P&F brands are backed by talented teams that have worked hard to establish their reputation as a customer-focused, leading engineered solutions manufacturer. Through this partnership, we look forward to leveraging our sector expertise and resources to continue building on P&F's longstanding heritage of providing high value tools for customers.”

Transaction Details

The proposed transaction has been unanimously approved by the P&F Board of Directors at the recommendation of a Special Committee of independent directors. ShoreView intends to fund the transaction with a combination of cash from ShoreView Capital Partners IV, LP and committed financing, which is not subject to any contingency.

The transaction is expected to close in the fourth quarter of 2023, subject to approval by holders of a majority of the shares not owned by Mr. Horowitz, consent of one of the Company’s significant customers and other customary closing conditions. There can be no assurance that all of the approvals and consents will be obtained.

Following completion of the transaction, P&F will become a wholly owned subsidiary of ShoreView and P&F's common stock will no longer be listed on any public market.

Mr. Horowitz, representing 45.2% of the Company’s outstanding shares, has entered into an agreement pursuant to which he has agreed to vote in favor of the transaction.

Advisors

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to the Special Committee. East Wind Securities is serving as financial advisor to P&F and Ruskin Moscou Faltischek, P.C. is serving as legal advisor to P&F.

Sidley Austin LLP is serving as legal advisor to ShoreView.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

ABOUT SHOREVIEW

Founded in 2002, ShoreView is a Minneapolis-based private equity firm that has raised over $1.3 billion of committed capital across four funds. ShoreView partners with family and entrepreneur-owned companies across many sectors, including engineered products, distribution, industrial services, business services, healthcare, and niche consumer products. Shoreview structures various acquisition, recapitalization, and build-up transactions, typically in businesses with revenues ranging between $20 million and $300 million.

If you are interested in speaking with ShoreView about add-on or platform investment opportunities, please contact Garrett Davis at garrett@shoreview.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including all statements other than statements of historical fact contained in this press release and includes, without limitation, statements regarding the transaction and anticipated closing date. These statements identify prospective information and may include words such as “expects,” “intends,” “continue,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “should,” “may,” “will,” or the negative version of these words, variations of these words and comparable terminology. These forward-looking statements are based on information available to the Company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that the Company’s stockholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, ShoreView or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or ShoreView’s business, including current plans and operations. Information concerning additional risks, uncertainties and other factors that could cause results to differ materially from the expectations described in this press release is contained in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K filed with the SEC on March 29, 2023, its quarterly reports on Form 10-Q filed with the SEC on May 12, 2023 and August 11, 2023, and other documents the Company may file with or furnish to the SEC from time to time such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made. The information contained in, or that can be accessed through, the Company’s website and social media channels are not part of this press release.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and ShoreView, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://pfina.com/investor_relations) or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 28, 2023 (the “2023 Proxy Statement”). To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information set forth in the 2023 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Contacts

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Operating Officer

631-694-9800

www.pfina.com

ShoreView

Brian Moher

Chief Compliance Officer

612-436-4291

www.shoreview.com